EXHIBIT 10.6

December 29, 2008

William Newell

[PRIVATE ADDRESS]

Dear Bill,

On behalf of the Search Committee, we are pleased to offer you the position of Chief Executive Officer with Sutro Biopharma, Inc. (the “Company”). We are delighted that you have agreed to join us! As Chief Executive Officer, you will receive an annual salary of $325,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. In addition, you will be eligible for a bonus of up to 30% of your annual salary based upon your performance and the Company’s performance. The bonus payout will be determined annually, typically in March, by the Compensation Committee. You will first be eligible for bonus consideration in March, 2010. As an employee, you will also be eligible to receive certain employee benefits including health insurance, life insurance and disability insurance, with reasonable and customary coverage and deductibles or co-payments. Please refer to the benefits summary for specific details. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of directors following your start date that the Company grant you an option to purchase 1,428,452 shares which is approximately 4% of the outstanding post 2nd tranche shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. Twenty-five percent (25%) of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to you continuing employment with the company.

This option grant shall be subject to the terms and conditions of the company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be January 7, 2009. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by Sutro’s Board of Directors on behalf of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned 72 hours following your receipt of a signed signature page.

We look forward to working with you at Sutro Biopharma and together, building a successful Company!

[signature page follows]

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records.

Sincerely,

/s/ Daniel Gold

Name	Daniel Gold
Title	CEO

Agreed to and accepted:

Signature:	/s/ William J. Newell

Printed Name:	William J. Newell

Date:	Dec. 29, 2008

Enclosures:

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (to be provided as soon as practical)

TriNet Benefits Summary

SUTRO BIOPHARMA, INC.

MANAGEMENT CONTINUITY AGREEMENT

This Management Continuity Agreement (the “Agreement”) is made and entered into by and between William Newell (the “Employee”) and Sutro Biopharma, Inc. (the “Company”), effective as of the last date signed below (the “Effective Date”).

1.      Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.      At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices.

3.      Certain Terminations Prior to or More than One Year After a Change of Control. If, prior to a Change of Control, as defined herein (a “Change of Control”) or more than one year after a Change of Control, Employee’s employment with the Company is involuntarily terminated other than for Cause, as defined herein (“Cause”) then, subject to Employee complying with Section 6 hereof, Employee shall receive (a) continued payment of Employee’s base salary (less applicable tax withholdings) for nine (9) months following such termination, such amounts to be paid in accordance with the Company’s normal payroll policies; (b) nine months of accelerated vesting on all outstanding Company stock options; and (c) 100% Company-paid premiums paid for continued health benefits for Employee (and any eligible dependents) under the Company’s group health, dental and vision plans until the earlier of (A) nine (9) months or (B) the date upon which Employee and his eligible dependents become covered under similar plans of another employer; subject, however, to Employee validly electing to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

4.      Certain Terminations Within One Year After a Change of Control. If, on or within one year following a Change of Control, Employee’s employment with the Company is either (i) involuntarily terminated other than for Cause, or (ii) voluntarily terminated by Employee for Good Reason, as defined herein (“Good Reason”), then, subject to Employee complying with Section 6 hereof, Employee shall receive (a) continued payment of Employee’s base salary (less applicable tax withholdings) for fifteen (15) months following such termination, such amounts to be paid in accordance with the Company’s normal payroll policies; (b) 100% accelerated vesting on all outstanding Company stock options; and (c) 100% Company-paid premiums paid for continued health benefits for Employee (and any eligible dependents) under the Company’s group health, dental and vision plans until the earlier of (A) twelve (12) months or (B) the date upon which Employee and his eligible dependents become covered under similar plans of another employer; subject, however, to Employee validly electing to continue coverage under COBRA.

5.      Other Employment Terminations.

(a)      Certain Voluntary Resignations; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (other than for Good Reason on or within one year following a Change of Control), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

(b)      Death or Disability. If the Company terminates the Employee’s employment as a result of the Employee’s death or Disability, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

6.      Release of Claims. The receipt of any benefits pursuant to the sections 3 or 4 hereof will be subject to Employee signing and not revoking a separation agreement and release of claims substantially in the form attached to this agreement as Exhibit A (the “Release”), provided that such release becomes effective no later than sixty (60) days following Employee’s termination date or such earlier date required by the Release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Employee will forfeit any rights to severance or benefits under this letter, and in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. In the event Employee’s termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which Employee’s termination occurs, then any severance payments or benefits under this letter that would be considered Deferred Compensation Separation Benefits (as defined on Exhibit B hereto) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 7, or (iii) such time as required by this paragraph.

7.      Internal Revenue Code Section 409A.

(a)      Notwithstanding anything to the contrary herein, no Deferred Compensation Separation Benefits (as defined below) will become payable hereunder unless and until Employee has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed or final regulations and guidance promulgated thereunder (“Section 409”). Further, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), and the severance or other benefits payable to Employee, if any, hereunder, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Employee’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment (or such later date as is required to avoid the imposition of additional tax under Section 409A). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)      Any amount paid hereunder that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of section (a) above.

(c)      Any amount paid hereunder that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of section (a) above. For purposes of this section (c), “Section 409A Limit” means the lesser of 2 times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Employee’s taxable year preceding the Employee’s taxable year in which his employment terminated as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Employee’s employment is terminated.

(d)      The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the letter will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employee and the Company agree to work together in good faith to consider amendments to the letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

8.      Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)      Cause.  “Cause” means (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a deliberate material failure in the performance of Employee’s duties as Chief Executive Officer or any other duties as pertaining to employees of the Company generally; provided however that in such event Employee may only be terminated for Cause following receipt of notice from the Board of Directors specifying the alleged act or acts of deliberate material failure and an opportunity for the Employee to respond to the Board of Directors in person, with his attorney present; (iii) conviction of, or pleas of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iv) gross misconduct; or (v) a continued failure to perform assigned duties customarily performed by a Chief Executive Officer of a corporation of similar size, after receiving written notification of such failure from the Board of Directors.

(b)      Change of Control.  “Change of Control” means the occurrence of any of the following events: (i) the closing of a consolidation or merger of the Company with or into any other corporation in which the holders of the Company’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger; or (ii) a sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, in no event shall (A) an initial public offering of Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission; (B) any equity financing (including the issuance of convertible debt) of the Company in a single transaction or a series of transactions; or (C) a transaction whose primary purpose is to change the state of the Company’s incorporation and/or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities before such transaction constitute a Change of Control for purposes of this Agreement.

(c)      Disability.  “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld).

(d)      Good Reason.  “Good Reason” shall mean (a) a reduction in Employee’s title, or any material reduction in Employee’s level of responsibility and/or scope of authority; or (b) a material reduction in Employee’s base salary (other than a reduction generally applicable to executive officers of the Company implemented for expense management purposes); or (c) a requirement for Employee to relocate to an office that is more than fifty (50) miles from the location of the Company’s principal offices at the time of such relocation; provided, however, that the Employee must provide written notice to the Company of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days of such written notice. For the avoidance of doubt, on and after a Change of Control (so long as the Company’s equity securities are not publicly traded on an established U.S. national securities market immediately prior to such Change of Control), a reduction in Employee’s title, or a material reduction in Employee’s level of responsibility and/or scope of authority shall not be deemed to occur if Employee retains principal management authority and responsibility for the business unit or division containing substantially all of the Company’s business acquired in the Change of Control.

9.      Successors

(a)      Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement.

(b)      Employee’s Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.    Miscellaneous Provisions

(a)      No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any benefit contemplated by this Agreement, nor shall any such benefit be reduced by any earnings that the Employee may receive from any other source.

(b)      Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)      Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to severance. This Agreement shall take precedence over any other documents that may conflict with this Agreement. This Agreement, the offer letter by and between Employee and the Company dated December 29, 2008, any agreements relating to proprietary rights between Employee and the Company, Employee’s stock option agreements and the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement set forth the terms of Employee’s employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during Employee’s recruitment, interviews or pre-employment negotiations, whether written or oral. This Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a duly authorized member of the Company’s Board of Directors on behalf of the Company and Employee.

(d)      Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e)      Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, on the dates set forth below.

SUTRO BIOPHARMA, INC.		EMPLOYEE

By:	/s/ Daniel Gold	/s/ William J. Newell
(Signature)

Date: Jan 28 , 2009		Date:	Jan. 28 , 2009

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

In consideration of the severance benefits to be provided to William Newell by Sutro Biopharma, Inc. (the “Company”), pursuant to the terms of the Management Continuity Agreement you entered into with the Company dated as of [                    ], 2008 (the “Agreement”), you, on your own behalf and on behalf of your heirs, executors, administrators, and assigns, hereby fully and forever release and discharge the Company and its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, stockholders, employee benefit plans and assigns (together called the “Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to your employment with the Company, including the termination of that employment.

Eight days after you sign (and do not revoke) this General Release of All Claims (“Release”), provided that it is not signed earlier than your cessation of employment, you will be entitled to the severance benefits or change of control benefits set forth in the Agreement, subject to any other requirements set forth therein that are conditioned on this Release, including any payment delay required by Sections 6 or 7 of the Agreement.

You understand and agree that this Release is a full and complete waiver of all claims, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury, fraud or emotional distress and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Family Medical Leave Act or any other federal or state law or regulation relating to employment or employment discrimination. You further understand and agree that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law.

You also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or you.

In addition, you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

You agree to provide, at the Company’s expense, including reimbursement of your time and/or the reasonable fees and expenses of your counsel, reasonable cooperation and complete and accurate information to the Company (voluntarily, without requiring a subpoena or other compulsion of law) in the event of litigation against the Company and/or its officers or directors. You also agree that you will not assist any person in bringing or pursuing any claim or action of any kind against the Company, unless pursuant to subpoena or other compulsion of law.

This Release constitutes the entire agreement between you and Releasees with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release except as otherwise set forth in the Agreement. However, this Release covers only those claims that arose prior to the execution of this Release. Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of the Agreement.

You understand that you have the right to consult with an attorney before signing this Release. You have 21 days after receipt of this Release to review and consider this Release, discuss it with an attorney of your own choosing, and decide to execute it or not execute it. You also understand that you may revoke this Release during a period of seven days after you sign it and that this Release will not become effective for seven days after you sign it (and then only if you do not revoke it). In any event, this Release is not to be signed, and will not become effective, prior to your cessation of employment. In order to revoke this Release, within seven days after you execute this Release you must deliver to                          at the Company a letter stating that you are revoking it.

You understand that if you choose to revoke this Release within seven days after you sign it, you will not receive the severance benefits set forth in the Agreement that are conditioned on this Release and the Release will have no effect.

You agree not to disclose to others the terms of this Release, except that you may disclose such information to your spouse, your domestic partner and to your attorney or accountant in order for such attorney or accountant to render services to you related to this Release.

You state that before signing this Release, you:

•	Have read it,

•	Understand it,

•	Know that you are giving up important rights,

•	Are aware of your right to consult an attorney before signing it, and

•	Have signed it knowingly and voluntarily.

Date:

By:

William Newell

TO BE SIGNED UPON CESSATION OF EMPLOYMENT

September 27, 2016

Sutro Biopharma, Inc.

Re:	Amendments to Management Continuity Agreement

To Whom It May Concern:

This letter (this “Amendment”) serves to partially amend the original Management Continuity Agreement by and between Sutro Biopharma, Inc. (the “Company”) and William Newell effective January 28, 2009 (the “Management Continuity Agreement”). This Amendment shall be effective as of the first date set forth above. In consideration for Mr. Newell’s service to the Company:

1.      Section 3 of the Management Continuity Agreement is superseded and replaced in its entirety with the following:

“Certain Terminations; Change of Control. Upon the earlier to occur of (i) a Change of Control, as defined herein, occurring during the Employee’s employment with the Company and (ii) the termination by the Company of the Employee’s employment with the Company other than for Cause, or the voluntary termination by Employee of employment with the Company for Good Reason, as defined herein (each, a “Trigger Event”), subject to Employee complying with Section 6 hereof, Employee shall receive the following:

(a)      if the Trigger Event is a Change of Control, (1) continued payment of Employee’s base salary (less applicable tax withholdings) for eighteen (18) months following such Change of Control, such amounts to be paid in accordance with the Company’s normal payroll policies, and (2) 100% accelerated vesting on all outstanding Company stock options, including without limitation all stock options for which Employee has made an early exercise and that are still subject to vesting, and Company restricted stock; or

(b)      if the Trigger Event is termination by the Company of the Employee’s employment with the Company other than for Cause, or the voluntary termination by Employee of employment with the Company for Good Reason, (1) the continued payment of Employee’s base salary (less applicable tax withholdings) for eighteen (18) months following such termination, such amounts to be paid in accordance with the Company’s normal payroll policies, (2) eighteen (18) months of accelerated vesting on all outstanding Company stock options, including without limitation all stock options for which Employee has made an early exercise and that are still subject to vesting, and Company restricted stock, and (3) 100% Company-paid premiums paid for continued health benefits for Employee (and any eligible dependents) under the Company’s group health, dental and vision plans until the earlier of (A) eighteen (18) months or (B) the date upon which Employee and his eligible dependents become covered under similar plans of another employer; subject, however, to Employee validly electing to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

Notwithstanding the foregoing, if the Trigger Event is a Change of Control, and if Employee’s employment with the Company is subsequently terminated by the Company other than for Cause, or the Employee voluntarily terminates employment with the Company for Good Reason, Employee shall receive 100% Company-paid premiums paid for continued health benefits for Employee (and any eligible dependents) under the Company’s group health, dental and vision plans until the earlier of (A) eighteen (18) months or (B) the date upon which Employee and his eligible dependents become covered under similar plans of another employer; subject, however, to Employee validly electing to continue coverage under COBRA. For the avoidance of doubt, the benefits set forth in this paragraph are not intended to be a duplication of the benefits set forth in Section 3(b) above.

Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing reimbursement of COBRA premiums without potentially causing the Company to incur additional expense or being subject to an excise tax under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide Employee with a taxable monthly payment (a) in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue the group health coverage in effect on Employee’s Separation (which amount shall be based on the premium for the first month of COBRA coverage), (b) which shall be made regardless of whether Employee elects COBRA continuation coverage and (c) which shall commence on the later of (i) the first day of the month following the month in which Employee’s Separation occurs and (ii) the effective date of the Company’s determination, and shall end on the earlier of (x) the effective date on which Employee become covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the date upon which the Company has made eighteen (18) monthly payments. Employee shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

Any amounts or benefits payable upon Employee’s Separation that are subject to, and not exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) will be delayed if Employee is a “specified” employee under Section 409A until six months after such separation or, if earlier, Employee’s death. Delayed payments will be paid in a lump sum at the expiration of the delay period and any payments not delayed will be paid in accordance with their original schedule. No payment will be made upon a disability or terminal illness unless and until such condition qualifies as a “Disability” within the meaning of Section 409A or, earlier, upon a timely established permissible payment event under Section 409A, if any. Payments under this Agreement are intended to constitute separate payments for purposes of Section 409A to the maximum extent permitted.

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For purposes of this section, “Separation” means a “separation from service,” as defined in Treasury Regulation §1.409A-1(h).”

2.      Section 4 of the Management Continuity Agreement is superseded and replaced in its entirety with the following:

“[Reserved].”

3.      Section 8(b) of the Management Continuity Agreement is superseded and replaced in its entirety with the following:

“Change of Control. “Change of Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then outstanding securities;

(ii) the Company is party to a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; or

(iii) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect).

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change of control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.”

4.      Section 8(d) of the Management Continuity Agreement is superseded and replaced in its entirety with the following:

“Good Reason. “Good Reason” means:

(a) a material reduction in Employee’s level of duties, responsibility and/or scope of authority; or (b) a material reduction in Employee’s base salary (other than a reduction generally applicable to executive officers of the Company implemented for expense management purposes); or (c) a requirement for Employee to relocate

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to an office that is more than fifty (50) miles from the location of the Company’s principal offices at the time of such relocation; provided, however, that (i) the Employee must provide written notice to the Company of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition, (ii) the Employee must give the Company an opportunity to cure such condition within thirty (30) days following delivery of such written notice and (iii) provided the Company has failed to cure such condition within such 30-day cure period, Employee must terminate his employment within ten (10) days following expiration of such cure period. For the avoidance of doubt, on and after a Change of Control (so long as the Company’s equity securities are not publicly traded on an established U.S. national securities market immediately prior to such Changes of Control), a material reduction in Employee’s level of responsibility and/or scope of authority shall not be deemed to occur if Employee retains principal management authority and responsibility for the business unit or division containing substantially all of the Company’s business acquired in the Change of Control.”

All other terms and conditions of the Management Continuity Agreement shall continue in full force and effect.

Please sign below to indicate acceptance of the terms of this Amendment.

Sincerely,

Sutro Biopharma, Inc.

/s/ [illegible]

By:

Its:

The undersigned has read and understood this Amendment and hereby acknowledges, accepts and agrees to the terms as set forth above.

/s/ William J. Newell
William J. Newell

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